Exhibit 99.4(zz)

Amendment to

Sub-Advisory Agreement

THIS AMENDMENT is made as of February 28, 2024 and effective March 1, 2024 (the “Effective Date”), between UBS ASSET MANAGEMENT (AMERICAS) LLC (formerly known as UBS Asset Management (Americas) Inc. and UBS Global Asset Management (Americas) Inc.) (“UBS AM”), a Delaware limited liability company, and Insight North America LLC (“Sub- Adviser”), a Delaware limited liability company.

WHEREAS, UBS AM and Sub-Adviser have entered into a Sub-Advisory Agreement dated as of July 1, 2013, as may be amended from time to time (the “Agreement”);

WHEREAS, as of the Effective Date set forth above, UBS AM has converted from a Delaware corporation to a Delaware limited liability company pursuant to Delaware statute, and has changed its name to “UBS Asset Management (Americas) LLC”; and

WHEREAS, UBS AM and Sub-Adviser desire to amend the Agreement to reflect such conversion;

NOW THEREFORE, the Agreement is hereby amended as of the Effective Date as follows:

1.	All references to UBS Asset Management (Americas) Inc. are hereby revised to UBS Asset Management (Americas) LLC.

2.	All references to UBS AM as a Delaware Corporation are hereby revised to refer to UBS AM as a Delaware limited liability company.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Attest:	UBS Asset Management (Americas) LLC

/s/ Eric Sanders	/s/ Keith A. Weller
Name: Eric Sanders	Name: Keith A. Weller
Title: Director and Assoc. General Counsel	Title: Executive Director and Deputy General Counsel

Attest:	Insight North America LLC

/s/ John Ariola	/s/ Jenna Maguire
Name: John Ariola	Name: Jenna Macguire
Title: Head of US Finance	Title: Head of Client Service – North America